Exhibit 10.2

MAKE GOOD ESCROW AGREEMENT

          This Make Good Escrow Agreement (the “Agreement”), dated as of April 14, 2010, is entered into by and among Dragon Acquisition Corporation, a Cayman Islands company (the “Company”), Access America Investments, LLC, as representative of the Investors (the “Investor Representative”), Longhai Holdings Company Limited (the “Make Good Shareholder”) and Collateral Agents, LLC, a New York limited liability company, with its address at 111 West 57th Street, Suite 1416, New York, New York 10019 (hereinafter referred to as the “Escrow Agent”). All capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings assigned them in the Subscription Agreement, between the Company and each investor signatory thereto (each, an “Investor” and collectively, the “Investors”), dated April 14, 2010 (the “Subscription Agreement”).

BACKGROUND

          WHEREAS, the Company is selling investment units (“Units”), each Unit consisting of (i) one (1) of the Company’s 6% Convertible Preference Shares, par value $0.002112 per share, convertible into one (1) of the Company’s ordinary shares, par value $0.002112 per share (the “Ordinary Shares”), and (ii) one (1) warrant to purchase one-half of one of the Ordinary Shares, at a per share exercise price of $6.00 (or two half-shares for $3.00 each). As an inducement to the Investors to enter into the Subscription Agreement, the Make Good Shareholder has agreed to place the Escrow Shares (as defined below) into escrow for the benefit of the Investors in the event the Company fails to satisfy the Performance Thresholds (as defined below). Pursuant to the terms of the Offering, the Company, the Make Good Shareholder and the Investor Representative have agreed to establish an escrow account (the “Escrow Account”) on the terms and conditions set forth in this Agreement and the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Agreement; and

          WHEREAS, such Offering is in connection with the combination (the “Combination”) of Leewell Investment Group Limited (“Leewell”) and Dragon Acquisition Corporation, a company incorporated under the laws of the Cayman Islands (“Dragon”). The closing of the Combination is conditioned upon all of the conditions of the Offering being met, and the Offering is conditioned upon the closing of the Combination (the “Closing”). Leewell owns 100% of the issued and outstanding capital stock of Qingdao Oumei Real Estate Development Co., Ltd. (“Qingdao Oumei”), a company incorporated under the laws of the People’s Republic of China (“China” or the “PRC”). Pursuant to the Combination, Leewell and Qingdao Oumei will become wholly-owned subsidiaries of Dragon.

AGREEMENT

          NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows:

          1.        Appointment of Investor Representative. The Investors hereby appoint the Investor Representative to act on their collective behalf with respect to all matters within the scope of this Agreement, and the Investor Representative hereby accepts such appointment. All decisions of the Investor Representative with respect to the subject matter of this Agreement shall be binding on the Investors absent fraud or willful misconduct.

          2.        Appointment of Escrow Agent. The Investor Representative, the Make Good Shareholder and the Company hereby appoint Escrow Agent as escrow agent to act in accordance with the terms and conditions set forth in this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to establish the Escrow Account on the terms and subject to the conditions hereinafter set forth.

          3.        Establishment of Escrow. Within three (3) trading days following the Closing, the Make Good Shareholder shall deliver to the Escrow Agent stock certificates evidencing in aggregate 7,500,000 Ordinary Shares, which shares shall be issued to the Make Good Shareholder upon completion of the Combination (collectively, the “Escrow Shares”) along with stock powers executed in blank, signature medallion guaranteed or in other form and substance acceptable for transfer, to be held in escrow pursuant to the terms and conditions of this Agreement. Notwithstanding the foregoing transfer, the Make Good Shareholder shall have the right to vote the Escrow Shares until such time as they are eligible for transfer to the Investors pursuant to the terms of this Agreement. The Make Good Shareholder hereby irrevocably agrees that, other than in accordance with this Make Good Escrow Agreement, the Make Good Shareholder will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of any of the Escrow Shares (including any securities convertible into, or exchangeable for, or representing the rights to receive Escrow Shares). The Escrow Agent shall notify the Investor Representative when the Escrow Shares have been deposited with the Escrow Agent.

          4.        Representations of the Make Good Shareholder. The Make Good Shareholder (as to its Escrow Shares) hereby represents and warrants to the Investors and the Investor Representative as follows:

                      4.1      The Escrow Shares are validly issued, fully paid and nonassessable shares of the Company. The Make Good Shareholder is the record and beneficial owner of the Escrow Shares and has good title to the Escrow Shares, free and clear of all pledges, liens, claims and encumbrances, except encumbrances created by this Agreement and the Lock-Up Agreement entered into with the Make Good Shareholder. There are no restrictions on the ability of the Make Good Shareholder to transfer the Escrow Shares to the Investors, except as stated herein. There are no restrictions on the ability of the Make Good Shareholder to enter into this Agreement other than transfer restrictions under applicable federal and state securities laws. Upon any delivery of Escrow Shares to the Investor Representative or the Investors hereunder, the Investor Representative or Investors will acquire good and valid title to the Escrow Shares, free and clear of any pledges, liens, claims and encumbrances. The performance of this Agreement and compliance with the provisions hereof will not violate any provision of any applicable law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any of the properties or assets of the Make Good Shareholder pursuant to the terms of the certificate of incorporation or Memorandum and Articles of Association of the Company or any indenture, mortgage, deed of trust or other agreement or instrument binding upon the Make Good Shareholder or affecting the Escrow Shares. No notice to, filing with, or authorization, registration, consent or approval of any governmental authority or other person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by the Make Good Shareholder.

                      4.2      The Make Good Shareholder has carefully considered and understands its obligations and rights in connection with this Agreement and the transactions pursuant to which this Agreement is a part, and in furtherance thereof (x) have consulted with legal and other advisors with respect thereto and (y) hereby forever waive and agree that the Make Good Shareholder may not asset any equitable defenses in any proceeding involving the Escrow Shares.

          5.        Disbursement of Escrow Shares.

                      5.1      For purposes of this Agreement, “After Tax Net Income” means net income as defined under United States generally accepted accounting principles (“GAAP”), consistently applied, for the Company, except that the Company’s After Tax Net Income shall be increased by any non-cash charges incurred as a result of the Offering (due to non-cash amortization on warrants and loss from change in fair value of the Warrants charged to the Company’s results of operation, if any, and if and to the extent previously subtracted in the calculation of After Tax Net Income in accordance with GAAP). The Company’s After Tax Net Income for the fiscal year ending December 31, 2010 (“FY10”) and the fiscal year ending December 31, 2011 (“FY11”) shall also be increased by any cash and non-cash charges related to the Share Exchange Agreement dated April 14, 2010, by and among Dragon, Leewell, the sole shareholder of Leewell and such shareholder’s sole shareholder, and this Offering, including but not limited to the following: attorney’s fees, professional fees, consulting fees, EDGAR filing fees, auditing fees and any liquidated damages pursuant to Section 8.1 of the Subscription Agreement. Notwithstanding the foregoing or anything else to the contrary herein, for purposes of determining whether or not any of the Performance Thresholds (as defined below) have been met, the release of any of the Escrow Shares to the Make Good Shareholder as a result of the operation of this Section 5 and any related expense recorded under GAAP, shall not be deemed to be an expense, charge, or any other deduction from revenues even though GAAP may require contrary treatment or the annual report for the respective fiscal years filed with the Securities and Exchange Commission by the Company may report otherwise. For purposes hereof, “Earnings Per Share” shall mean the Company’s After Tax Net Income (for the relevant fiscal year) divided by the weighted average number of Ordinary Shares of the Company outstanding at the end of the calculation period, adjusted for any stock splits, stock combinations, stock dividends or similar transactions, and for shares issued in any offerings or pursuant to the exercise of any warrants, options, or other securities issued by the Company during or prior to the calculation period and calculated on a fully diluted basis.

                      5.2      The Company has established the following financial performance thresholds (each a “Performance Threshold” and collectively, the “Performance Thresholds”): (i) $40,000,000 of After Tax Net Income for FY10 (the “FY10 ATNI Threshold”) and $1.13 Earnings Per Share for FY10 (the “2010 EPS”), and (ii) $60,000,000 of After Tax Net Income (the “FY11 ATNI Threshold”) and $1.70 Earnings Per Share for FY11 (the “2011 EPS”). The FY10 ATNI Threshold and FY11 ATNI Threshold are each referred to as an “ATNI Threshold” and the 2010 EPS and the 2011 EPS are each referred to as an “EPS Threshold.” The Company will provide the Investor Representative with its audited financial statements for FY10 and FY11, prepared in accordance with US GAAP, on or before June 30, 2010 and April 30, 2011, respectively (each, a “Due Date”).

                      5.3      If for any one of FY10 or FY11 the Company achieves less than 90% of the applicable ANTI Threshold or EPS Threshold, respectively, then the applicable Performance Threshold will be deemed not to have been achieved and an amount of Escrow Shares equal to the product of (A) the percentage difference between the applicable Performance Threshold and actual performance (if both applicable Performance Thresholds have not been achieved, then the applicable Performance Threshold yielding the greater difference from actual performance shall be used) times (B) the total number of Escrow Shares, shall be forfeited by the Make Good Shareholder and delivered by the Escrow Agent to the Investors (pro rata based on the number of Units purchased by each Investor in the Offering as shown on Exhibit A) in accordance with the procedure set forth in this Section 5.

                      5.4      Within five (5) days of the applicable Due Date, the Investor Representative shall determine if the respective Performance Thresholds have been met (each a “Performance Threshold Determination”). Within five (5) days of the Performance Threshold Determination, the Investor Representative shall notify in writing the Make Good Shareholder and the Company of its determination.

                      5.5      If a Performance Threshold has not been met (“Negative Threshold Determination”), then within five (5) days of such Negative Threshold Determination, the Investor Representative shall provide written instructions to the Escrow Agent (“Instruction letter”), with copies to the Company and the Make Good Shareholder, instructing the Escrow Agent to transfer the applicable portion of Escrow Shares in accordance with the instructions set forth in the Instruction Letter. Within ten (10) business days following actual receipt of the Instruction Letter, the Escrow Agent shall make such delivery to the Investors if no objection is received from the Make Good Shareholder and provided that it has received such certificates from the Company’s transfer agent, evidencing the Investor’s pro rata portion of the Escrow Shares. If any Escrow Shares are distributed to Investors resulting from the Company not attaining either the FY10 ATNI Threshold or the 2010 EPS, the Make Good Shareholder will place an additional amount of Ordinary Shares into the Escrow Account so that the Escrow Shares total 7,500,000 shares.

                      5.6      If any Escrow Shares remain in the Escrow Account after the Investor Representative has had the opportunity to evaluate whether or not the Company has attained the FY11 ATNI Threshold or the 2011 EPS, then all of the Escrow Shares remaining in the Escrow Account shall be delivered to the Make Good Shareholder, and the Investor Representative shall provide written instructions to the Escrow Agent instructing the Escrow Agent to deliver the Escrow Shares back to the Make Good Shareholder within ten (10) business days following delivery of the financial statements for FY11 to the Investor Representative.

                      5.7      In the event that any Escrow Shares are to be delivered to the Investors pursuant to this Section 5, the Make Good Shareholder and the Company shall use its best efforts to promptly cause the Escrow Shares to be delivered to the Investors, including causing its transfer agent (including the Escrow Agent) promptly to issue the certificates in the names of the Investors and causing its securities counsel to provide any written instruction required by its transfer agent or the Escrow Agent in a timely manner so that the issuances and delivery contemplated above can be achieved within ten (10) business days following delivery of the applicable financial statements to the Investor Representative.

                      The Escrow Agent shall not take any action which could impair Investors’ rights in the Escrow Shares. The Escrow Agent shall not sell, transfer, assign or otherwise dispose of (by operation of law or otherwise) or grant any option with respect to any Escrow Shares prior to the termination of this Agreement.

                      5.8      Notwithstanding anything to the contrary herein, those Investors that became holders of Ordinary Shares pursuant to the Offering shall be entitled to their pro rata portion of the Escrow Shares at the time of any distribution of Escrow Shares, regardless of whether they have subsequently transferred their Ordinary Shares; provided, however, if an Investor has entered into a written agreement evidencing such Investor’s transfer and assignment of all its rights and obligations under this Agreement, and has provided written notice to the Company, Investor Representative, and the Escrow Agent of such transfer in accordance with Section 12 below (a “Notice of Transfer”), then in the event that any Escrow Shares are to be delivered to the Investors in accordance with this Section 5, the Company shall direct its transfer agent to issue the certificates in the names of the transferee(s) and the Escrow Shares shall be delivered by the Escrow Agent to the transferee(s) as set forth in the Investor’s Notice of Transfer.

          6.        Duration. This Agreement shall terminate on the distribution of all the Escrow Shares in accordance with Section 5 above.

          7.        Interpleader. Should any controversy arise among the parties hereto with respect to this Agreement or with respect to the right to receive the Escrow Shares, the Escrow Agent shall have the right to consult counsel and/or to institute an appropriate interpleader action to determine the rights of the parties. The Escrow Agent is also hereby authorized to institute an appropriate interpleader action upon receipt of a written letter of direction executed by the parties so directing Escrow Agent. If the Escrow Agent is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction and not later than sixty (60) days after such date. Any interpleader action instituted in accordance with this Section 7 shall be filed in any court of competent jurisdiction in New York, New York, and the Escrow Shares in dispute shall be deposited with the court and in such event Escrow Agent shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Agreement with respect to the Escrow Shares.

          8.        Exculpation and Indemnification of Escrow Agent.

                      8.1      The Escrow Agent acts under this Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. The Escrow Agent will have no duties or responsibilities other than those expressly set forth herein. The Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than the Escrow Agent) or any maker, endorser or other signatory of any document to perform such person’s or entity’s obligations hereunder or under any such document. Except for this Agreement and instructions to the Escrow Agent pursuant to the terms of this Agreement, the Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof. The Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder.

                      8.2      The Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, and may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of New York upon fiduciaries.

                      8.3      The Company and the Make Good Shareholder, jointly and severally, hereby indemnify and hold harmless, the Escrow Agent by from and against any expenses, including reasonable attorneys’ fees and disbursements, damages or losses suffered by the Escrow Agent in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Agreement or the services of Escrow Agent hereunder; except, that if the Escrow Agent is guilty of willful misconduct, fraud or gross negligence under this Agreement, then the Escrow Agent will bear all losses, damages and expenses arising as a result of such willful misconduct, fraud or gross negligence. Promptly after the receipt by the Escrow Agent of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, the Escrow Agent will notify the other parties hereto in writing. For the purposes hereof, the terms “expense” and “loss” will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys’ fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding. The provisions of this Section 8.3 shall survive the termination of this Agreement.

                      8.4      If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Shares (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrow Shares ) (an “Order”), the Escrow Agent is authorized to comply therewith in any manner it or legal counsel of its own choosing deems appropriate, provided, that the Escrow Agent shall immediately provide notice to the Company, the Placement Agent, and the Investor Representative of such Order, and, to the extent permitted under the Order, shall defer compliance with the Order until the Company, the Placement Agent, and the Investor Representative have had an opportunity to dispute, appeal, or otherwise challenge such Order. If the Escrow Agent complies with any such Order after complying with all other requirements under this Section 8.4, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such Order may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

                      8.5      The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility), except to the extent that it failed to act reasonably to avoid or restrict the effect of any such occurrence on its duties, obligations, and responsibilities hereunder.

                      8.6      The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

                      8.7      When the Escrow Agent acts on any information, instructions, communications (including, but not limited to, communications with respect to the delivery of securities or the wire transfer of funds) sent by telex, facsimile, email or other form of electronic or data transmission, the Escrow Agent, absent gross negligence, shall not be responsible or liable in the event such communication is not an authorized or authentic communication (whether due to fraud, distortion or otherwise). In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than to retain possession of the Escrow Shares, unless the Escrow Agent receives written instructions, signed by the Investor Representative and Make Good Shareholder which eliminates such ambiguity or uncertainty.

                      8.8      The Escrow Agent does not have any interest in the Escrow Shares deposited hereunder but is serving as escrow holder only and having only possession thereof. The Company shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Shares that are incurred and are required to be incurred pursuant to the terms and provisions of this Agreement and shall indemnify and hold harmless the Escrow Agent from any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The Company will provide the Escrow Agent with appropriate W-9 forms for tax identification number certifications, or W-8 forms for non-resident alien certifications. It is understood that the Escrow Agent shall only be responsible for income reporting with respect to income earned on the Escrow Shares and will not be responsible for any other reporting. This paragraph shall survive notwithstanding any termination of this Agreement or the resignation or removal of the Escrow Agent.

                      8.9      Escrow Agent may generally engage in any kind of business with the Company, the Investor Representative, the Make Good Shareholder or any participant in the Offering or any subsidiary or affiliate thereof as if it had not entered into this Agreement or any other agreement with them. Escrow Agent and its affiliates and their officers, directors, employees, and agents (including legal counsel) may now or hereafter be engaged in one or more transactions with the Company, the Investor Representative, the Make Good Shareholder or any participant in the Offering or any subsidiary or affiliate thereof or may act as trustee, agent or representative of either the foregoing parties or otherwise be engaged in other transactions with such parties (collectively, the “Other Activities”). Without limiting the foregoing, Escrow Agent and its affiliates and their officers, directors, employees, and agents (including legal counsel) shall not be responsible to account to the Company, the Investor Representative, the Make Good Shareholder or any participant in the Offering or any subsidiary or affiliate thereof for such Other Activities.

          9.        Fees and Expenses. The Escrow Agent shall be entitled to payment of the following fees for the services rendered hereunder:

                      9.1      Documentation Fee. The Company shall pay a $2,500 documentation fee to the Escrow Agent on the Closing Date.

                      9.2      Delivery Fee. The Company shall pay a fee of $500 to the Escrow Agent each time during the term of the Agreement in which the Escrow Agent delivers any of the Escrow Shares.

In addition, the Company agrees to pay the Escrow Agent’s costs and expenses including reasonable attorney’s fees in the event of any dispute or litigation threatened or commenced which requires the Escrow Agent in its opinion to refer such matter to its attorneys and all wire fees, packaging and postal fees and expenses (including FedEx). Escrow Agent will incur no liability for any delay reasonably required to obtain such advice of counsel.

          10.      Resignation of Escrow Agent. At any time, upon ten (10) days’ written notice to the Company, Investor Representative and the Make Good Shareholder, the Escrow Agent may resign and be discharged from its duties as escrow agent hereunder. As soon as practicable after its resignation, the Escrow Agent will promptly turn over to a successor escrow agent appointed by the Company the Escrow Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof. If, by the end of the 10-day period following the giving of notice of resignation by the Escrow Agent, the Company shall have failed to appoint a successor escrow agent, the Escrow Agent may interplead the Escrow Shares into the registry of any court having jurisdiction.

          11.      Records. The Escrow Agent shall maintain accurate records of all transactions hereunder. Promptly after the termination of this Agreement or as may reasonably be requested by the parties hereto from time to time before such termination, the Escrow Agent shall provide the parties hereto, as the case may be, with a complete copy of such records, certified by the Escrow Agent to be a complete and accurate account of all such transactions. The authorized representatives of each of the parties hereto shall have access to such books and records at all reasonable times during normal business hours upon reasonable notice to the Escrow Agent.

          12.      Notice. All notices, communications and instructions required or desired to be given under this Agreement must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier to the following addresses:

                      If to Escrow Agent:

Collateral Agents, LLC
111 West 57th Street, Suite 1416
New York, NY 10019
Attn: General Counsel
Fax: (212) 245-9101

                 If to the Company or the Make Good Shareholder:

Dragon Acquisition Corporation
Shandong Motorway Building
29 Miaoling Road
Qingdao 266000
People’s Republic of China

                 With copies to:

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street NW
Washington, D.C. 20037
Facsimile: 202.663.8007
Attn.: Louis A. Bevilacqua, Esq.

                 If to the Investor Representative:

Access America Investments, LLC
11200 Westheimer Rd., Suite 508
Houston, Texas 77042
Attention: Christopher Efird, President

or to such other address and to the attention of such other person as any of the above may have furnished to the other parties in writing and delivered in accordance with the provisions set forth above.

          13.      Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

          14.      Assignment and Modification. This Agreement and the rights and obligations hereunder of the Company may be assigned by the Company only following the prior written consent of Investors holding a majority of the Units issued at Closing under the Subscription Agreement. This Agreement and the rights and obligations hereunder of the Escrow Agent may be assigned by the Escrow Agent only with the prior consent of the Company and the Investor Representative. This Agreement and the rights and obligations hereunder of the Make Good Shareholder may not be assigned by the Make Good Shareholder. Subject to the requirements under federal and state securities laws, an Investor may assign its rights under this Agreement without any consent from any other party. This Agreement may not be changed orally or modified, amended or supplemented without an express written agreement executed by the Escrow Agent, the Company, the Make Good Shareholder and the Investor Representative (upon consent of the Investors holding a majority of the Units issued at Closing under the Subscription Agreement. This Agreement is binding upon and intended to be for the sole benefit of the parties hereto and their respective successors, heirs and permitted assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person. No portion of the Escrow Shares shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Agreement.

          15.      Applicable Law. This Agreement shall be governed by and construed with the laws of the State of New York applicable to contracts made and to be performed therein. Any litigation concerning the subject matter of this Agreement shall be exclusively prosecuted in the state or federal courts located in New York, New York, and all parties consent to the excusive jurisdiction and venue of those courts.

          16.      Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

          17.      Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

          18.      Attorneys’ Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees from the other party (unless such other party is the Escrow Agent), which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

[Signature Page Follows]

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

ESCROW AGENT:

COLLATERAL AGENTS, LLC

By:	/s/ Seth Fishman
Name: Seth Fishman
Title: President

COMPANY:

DRAGON ACQUISITION CORPORATION

By:	/s/ Yang Chen
Name: Yang Chen
Title: Chief Financial Officer

INVESTOR REPRESENTATIVE:

ACCESS AMERICA INVESTMENTS, LLC

By:	/s/ Christopher Efird
Name: Christopher Efird
Title: President

MAKE GOOD SHAREHOLDER:

LONGHAI HOLDINGS COMPANY LIMITED

By:	/s/ Antoine Cheng
Name: Antoine Cheng
Title: Director

[Signature Page to Make Good Escrow Agreement]

EXHIBIT A

INVESTORS

Investor’s Legal Name	Investment Amount	Number of Units
Access America Fund, LP	$1,500,000	375,000
Taylor International Fund, Ltd.	$1,500,000	375,000
Hua-Mei 21st Century Partners, LP	$1,900,000	475,000
Guerrilla Partners, LP	$1,100,000	275,000
Jayhawk Private Equity Fund II, L.P.	$3,000,000	750,000
Straus Partners, L.P.	$500,000	125,000
New York Liberty Fund LLC	$200,000	50,000
Trillion Growth China LP	$500,000	125,000
Paragon Capital LP	$300,000	75,000
Equity Trust Company Custodian FBO Thomas G. Berlin IRA	$250,000	62,500
DNST Properties, LLC	$200,000	50,000
Dr. Deborah Tekdogan	$10,400	2,600
Mary Beth Shea	$52,000	13,000
Thomas E. Nolan Living Trust	$20,800	5,200
Robert C. Stendel	$15,600	3,900
J&S Spitzer Family LLC	$50,000	12,500
TOTALS	$11,098,800	2,774,700